PEDIATRIX MEDICAL GROUP, INC.
ADOPTS SHARE PURCHASE RIGHTS PLAN




Fort Lauderdale, Florida, March 31, 1999 - Pediatrix Medical Group, Inc. (NYSE:PDX) announced today that its Board of Directors adopted a Preferred Share Purchase Rights Plan (the "Rights Plan") and, in connection therewith, declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of the Company's common stock. Subject to the terms of the Rights Plan, such Right entitles the holder to purchase one one-thousandth of a share of the Company's Series A Junior Participating Preferred Stock. The Board also adopted various amendments to the Company's Bylaws, including provisions in connection with shareholder meetings, actions by written consent and other matters.

 "The Rights Plan is designed to assure that all of the Company's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company, and to guard against partial tender offers, squeeze-outs, open market accumulations and other coercive or unfair tactics to gain control of Pediatrix Medical Group without paying all stockholders a premium for that control," said Roger J. Medel M.D., M.B.A., President and Chief Executive Officer of Pediatrix. "The Rights are not being adopted in response to any specific takeover threat, but are a response to the general takeover environment." The Company stated that the Rights Plan is similar to those adopted by many other public companies. The Rights are intended to enable the Company's shareholders to realize the long-term value of their investment in the Company. They will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover.

Each Right has an initial exercise price of $150.00 per one-thousandth of a share of the Company's Series A Junior Participating Preferred Stock (subject to adjustment). The Rights will be exercisable only if a person or group acquires 15% or more of the Company's common stock or announces a tender or exchange offer which, if consummated would result in ownership by a person or group of 15 percent or more of the common stock. Upon any such occurrence, each Right will entitle its holder (other than such person or group or affiliated or associated persons) to purchase, at the Right's then-current exercise price, a number of Pediatrix Medical Group's common shares having a market value of twice such price. In addition, if the Company is acquired in a merger or other business combination transaction, or sells 50 percent or more of its assets or earning power, after a person or group has acquired 15 percent or more of the Company's outstanding shares, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. The acquiring person (and affiliated and associated persons) will not be entitled to exercise these Rights.

Following the acquisition by a person or group of 15 percent or more of the Company's common stock and prior to an acquisition of 50 percent or more of the common stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group) at an exchange ratio of one share of common stock per Right.

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Prior to the acquisition by a person or group of 15 percent or more of the
Company's common stock, the Rights are redeemable for $.005 per Right at the option of the Board of Directors. If a redemption is authorized after a change in a majority of the board of directors (resulting from a proxy contest or consent solicitation), then it must be approved by a majority of "disinterested directors" (as defined in the plan) and by a majority vote of the full board. The Board of Directors is also authorized to reduce the 15 percent thresholds referred to above to not less than 10 percent under certain circumstances. The dividend distribution will be made on April 9, 1999, payable to shareholders of record on such date. The Rights will expire on March 31, 2009. The adoption of the Rights Plan and the distribution of the Rights is not dilutive, does not affect reported earnings per share, and is not taxable to shareholders. A copy of the complete Rights Plan will be included with the appropriate filings with the Securities and Exchange Commission.

Separately, the Company announced that the Board of Directors also amended and restated the Company's Bylaws to provide for certain procedures and other provisions in connection with shareholder meetings, actions by written consent and other matters. These include the addition of procedures that authorize the Chairman of any shareholders' meeting to adjourn the meeting, and for the Board to have authority to postpone a shareholders' meeting by public announcement prior to the scheduled meeting date; procedures for shareholders to take action without a meeting by written consent; and a provision authorizing the Board to establish special voting and/or quorum requirements with respect to authorizations, approvals and/or determinations by the Board (or by designated directors or subgroups or committees of directors). These provisions could render more difficult or discourage an attempt to obtain control of the Company through a proxy contest or consent solicitation.

Pediatrix was founded in 1979 and has evolved as a national physician group specializing in neonatal and perinatal care. Pediatrix is the nation's largest provider of physician services to hospital-based NICUs, and now provides services at more than 135 NICUs nationwide.

Obstetrix Medical Group, Inc., a Pediatrix subsidiary, employs more than 40 perinatologists who provide physician services in a total of nine states. Perinatologists provide care for expectant mothers who may develop pregnancy-related complications. Combined, Pediatrix employs approximately 375 physicians. Additional information is available on the Internet:
www.pediatrix.com.

* * *

Except for historical information, this press release contains certain forward-looking statements that involve risk and uncertainties that may cause actual results to differ materially from the statements made. Such factors include, but are not limited to, changing market conditions, the ability to successfully identify suitable acquisition candidates and to complete those acquisitions on favorable terms and other risks detailed from time to time by the Company or in its filings with the U.S. Securities and Exchange Commission.


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